Exhibit 4.2

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the terms of the capital stock of Equity LifeStyle Properties ("we," "us," "our" and "our company") is only a summary. This description is subject to, and qualified in its entirety by reference to, our Articles of Amendment and Restatement, as amended (our “charter”), and our Fourth Amended and Restated Bylaws, as amended (our “bylaws”), each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, and the Maryland General Corporation Law, or MGCL.

General

Our charter provides that we may issue up to 600,000,000 shares of common stock, $0.01 par value per share. Subject to the provisions of our charter regarding excess stock (as described below), each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise provided by law or except as provided with respect to any other class or series of stock, the holders of this stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares, if any, will not be able to elect any directors. Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election. On December 31, 2023, there were 186,426,281 shares of common stock outstanding. Under Maryland law, our stockholders are generally not personally liable for any debt or obligation of our company solely as a result of their status as stockholders of our company.
All outstanding shares of common stock have been duly authorized and are fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock that may be outstanding from time to time and to the provisions of our charter regarding excess stock, holders of shares of our common stock are entitled to receive distributions on their stock if, as and when authorized by our Board of Directors and declared by us out of assets legally available therefor. The holders of shares of our common stock are also entitled to share ratably in our assets legally available for distribution to our common stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all our known debts and liabilities.
Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding excess stock, shares of common stock will have equal dividend, distribution, liquidation and other rights, and have no preference, exchange or appraisal rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any class or series of preferred stock that we may designate and issue in the future. See “Preferred Stock” below.
Restrictions on Ownership
Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit which prohibits any person from acquiring or holding, directly or indirectly, applying attribution rules under the Internal Revenue of 1986, as amended (the “Code”), shares of stock in excess of 5.0% of the total number of shares or value of our outstanding stock, subject to certain adjustments, whichever is more restrictive. Our charter further prohibits (a) any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year), and (b) any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (as determined without reference to the rules of attribution). Unless exempted prospectively or retroactively by our Board of Directors, with certain exceptions, no person may own more than 5.0% of the aggregate number or value of the outstanding shares of our stock. However, our Board of Directors may not grant and has not granted such an exemption to any person whose ownership, direct or indirect, of in excess of 5.0% of the number or value of the outstanding shares of our stock (whichever is more restrictive) would result in us being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in us failing to qualify as a real estate investment trust (“REIT”).
Our Board of Directors may require the person seeking an exemption to represent to the satisfaction of our Board of Directors that the exemption will not result in us failing to qualify as a REIT. Our Board of Directors may also require the person to agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our

Board of Directors may require a ruling from the Internal Revenue Service (the “IRS”), or an opinion of counsel, in either case in form and substance satisfactory to our Board of Directors in its sole discretion, to determine or ensure our qualification as a REIT.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give written notice immediately to us or, in the case of a proposed or attempted transfer, to give at least 15 days prior written notice to us, and to provide us with such other information as we may request in order to determine the effect of such transfer on us.
If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be treated as excess stock and automatically transferred to a trust for the exclusive benefit of one or more beneficiaries, designated by the person so long as (a) the shares of excess stock held in the trust would not be excess stock in the hands of such designated beneficiary and (b) the prohibited owner does not receive a price for designating the beneficiary that reflects a price per share for such excess stock that exceeds (x) the price per share the prohibited owner paid for the shares of stock in the purported transfer that resulted in the stock being treated as excess stock, or (y) if the prohibited owner did not give value for such excess stock (through a gift, devise or other transaction), a price per share equal to the market price (as the term is defined in our charter) for the shares of the excess stock on the date of the purported transfer that resulted in the excess stock. The prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer. Shares of excess stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to distributions (except upon liquidation) and shall not possess any rights to vote or other rights attributable to the shares of excess stock held in the trust. Subject to the foregoing limitations, the excess stock may be retransferred by the prohibited owner to any person (if the excess stock would not be considered excess stock in the hands of the person) at a price not to exceed the price paid by the prohibited owner or, if the prohibited owner did not give value for the excess stock (e.g., a transfer by gift or devise), the fair market value (as described below) at the time of the proposed transfer that resulted in the excess stock, at which point the excess stock will automatically be exchanged for the stock to which the excess stock is attributable. In addition, the excess stock held in trust is subject to purchase by us at a purchase price equal to the lesser of the price paid per share in the transaction that caused such stock to be excess stock (or, in the case of a devise or gift, the fair market value at the time of such devise or gift) and the fair market value of the excess stock on the date we exercise our right to purchase. Fair market value shall be the last reported sales price of the stock on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange (the “NYSE”), the last reported sales price of the stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the stock may be traded, or if not then traded over any exchange or quotation system, then the fair market value of such stock on the relevant date as determined in good faith by our Board of Directors. Our right to purchase shall be effective for a period of 90 days after the later of the date of the purported transfer which resulted in the excess stock and the date our Board of Directors determines in good faith that such a transfer has occurred. From and after the intended transfer to the prohibited owner of the excess stock, the prohibited owner shall cease to be entitled to distributions (except upon liquidation), voting rights and other benefits with respect to the stock except the right to payment of the purchase price for the stock limited as described above or the retransfer of stock as provided above. Any dividend or distribution paid to a prohibited owner on excess stock prior to the discovery by us that the stock has been transferred in violation of the provisions of our charter shall be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by any court of competent jurisdiction, then the prohibited owner of any excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring such excess stock and to hold the excess stock on behalf of us.
All certificates representing shares of our common stock and our preferred stock will bear a legend referring to the restrictions described above.
Every beneficial owner of more than 5.0% (or such other percentage as required by the Code and the related regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”)) of all classes or series of our stock, including shares of our common stock, shall be required, upon demand, to give written notice to us stating the name and address of such record holder, the number of shares of each class and series of our stock which the record holder beneficially owns and a description of the manner in which such shares are held. Each such record holder shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT. In addition, each beneficial owner shall upon demand be required to provide to us such information as we may reasonably request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our common stock prior to the date a registration statement for such stock becomes effective. A record holder who fails to supply the required information will be required to file a supplemental statement with the IRS along with such holder’s U.S. federal income tax returns.
These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.
Preferred Stock

Our charter provides that we may issue up to 10,000,000 shares of preferred stock, $0.01 par value per share. As of December 31, 2023, we had no shares of preferred stock outstanding. The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Although our Board of Directors does not have this intention at this present time, it could establish a series of preferred stock, that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Subject to the limitations prescribed by our charter, our Board of Directors is authorized to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued share of any series of preferred stock previously authorized by our Board of Directors. Prior to issuance of shares of each class or series of preferred stock, our Board of Directors is required by the MGCL and our charter to fix the number of shares to be included in the class or series, subject to the provisions of our charter regarding excess stock, and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Using this authority, our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or for other reasons be desired by them.
Certain Provisions of Maryland Law and of our Charter and Bylaws

The following summary of certain provisions of Maryland law and our charter and bylaws contains the material terms of our charter and our bylaws and is subject to, and qualified in its entirety by, reference to the MGCL and to our charter and our bylaws.

Classification of Board of Directors

Our bylaws provide that the number of directors may be established, increased or decreased by our Board of Directors but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more than 15. However, our charter provides that, if there is stock outstanding and so long as there are three or more stockholders, the number of directors may not be less than three. All directors are elected to serve until the next annual meeting of our stockholders and until their successors are duly elected and qualify. Any vacancy on our board may be filled by a majority of the remaining directors, even if such a majority constitutes less than a quorum, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of our entire Board of Directors. Our stockholders may elect a successor to fill a vacancy on our board which results from the removal of a director.
Removal of Directors

Our charter provides that a director may be removed only for cause and only by the affirmative vote of two-thirds of all the votes entitled to be cast for the election of our directors. This provision, when coupled with the provision in our bylaws authorizing our Board of Directors to fill vacant directorships, will preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees except upon a substantial affirmative vote and for cause.
Limitation of Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, advance reasonable expenses to each person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or is or was serving, at our request, as a director, officer, agent, partner, employee or trustee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether conducted for profit or not..
The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation, and (b) a written undertaking by or on behalf of the director or officer to repay the amounts advanced by the corporation if it shall ultimately be determined that the standard of conduct was not met. Our bylaws also permit us to provide indemnification and advance of expenses to any employee or agent of our company. Finally, the MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.
Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law and advance to such persons all reasonable related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all reasonable expenses incurred by such persons seeking to enforce their rights under the indemnification agreements and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or the stockholders to eliminate the rights it provides.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Maryland Business Combination Act

The MGCL establishes special requirements for “business combinations” between a Maryland corporation and “interested stockholders” or affiliates of interested stockholders unless exemptions are applicable. An interested stockholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our then-outstanding voting stock or any person who is our affiliate or associate and was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding stock at any time within the two-year period immediately prior to the date in question. Among other things, the law prohibits for a period of five years a business combination between us and an interested stockholder unless our Board of Directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for these transactions after the end of the five-year period. This means that the transaction must be approved by at least:
•    80% of the votes entitled to be cast by holders of outstanding voting stock; and
•    Two-thirds of the votes entitled to be cast by holders of outstanding voting stock other than stock held by the interested stockholder or an affiliate or associate of the interested stockholder with whom the business combination is to be effected.
Our Board of Directors has adopted a resolution exempting from the provisions of the MGCL any business combination with certain holders of operating partnership units who received them at the time of our initial public offering, the General Motors Hourly Rate Employees Pension Trust and the General Motors Salaried Employees Pension Trust, and our officers who acquired common stock at the time we were formed and each and every affiliate of theirs. However, such resolution can be altered or repealed, in whole or in part, at any time by our Board of Directors. This permits our Board of Directors to determine whether alteration or repeal is in the best interests of our company and its stockholders without the delay inherent in taking such a determination to a stockholder vote. If such resolution is repealed or the business combination is with any other person, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our stockholders’ best interests.
Maryland Control Share Acquisition Act

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-tenth or more, but less than one-third; (b) one-third or more, but less than a majority; or (c) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (b) to acquisitions approved or exempted by our charter or bylaws of the corporation.
Article II Section 10 of our bylaws contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be repealed or amended at any time in the future. If such provision is repealed, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.
Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•    a classified board of directors;
•    a two-thirds vote requirement for removing a director;
•    a requirement that the number of directors be fixed only by vote of the directors;
•    a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•    a majority requirement for the calling by stockholders of a special meeting of stockholders.
However, through a provision in our charter unrelated to Subtitle 8, we already require a two-thirds vote for the removal of any director from the board.
Anti-Takeover Effect of Certain Provisions of Maryland Law

The business combination provisions and the control share acquisition provisions of the MGCL and Subtitle 8 of Title 3 of the MGCL could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for stockholders or otherwise be in their best interests.
Amendment to the Charter and Bylaws

Our charter, including its provisions on removal of directors, may be amended only if approved by our stockholders by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter.
Our bylaws provide that stockholders, subject to the satisfaction of certain procedural requirements, can amend our bylaws by the affirmative vote of the holders of a majority of our outstanding shares of common stock pursuant to a binding proposal submitted for approval at a duly called annual meeting or special meeting of stockholders by one or more stockholders. A stockholder proposal submitted under this provision of our bylaws may not alter or repeal Article XIV of the bylaws, which addresses procedures for amendment of the bylaws, without the approval of our Board of Directors.
Dissolution

Under the MGCL, our dissolution must be approved by our stockholders by the affirmative vote of not less than two-thirds of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our Board of Directors, (c) by a stockholder who was a stockholder of record at the time of giving of advance notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws. Under such advance notice procedures, a stockholder must give timely written notice to our secretary of its intention to present a matter before an annual meeting of stockholders. Our bylaws also include a provision which permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director candidates constituting up to the lesser of two or 25% of the board of directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the bylaws.
Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our Board of Directors may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our Board of Directors, or (c) provided that our Board of Directors has determined that directors shall be elected at the meeting, by any stockholder who was a stockholder of record at the time of giving of advance notice, who is entitled to vote at the meeting and who has complied with the applicable notice procedures set forth in our bylaws.